Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Oragenics, Inc. on Form S-3 and related prospectus of our report, dated March 24, 2022, with respect to our audits of the financial statements of Oragenics, Inc. as of December 31, 2021 and 2020, and for each of the two years then ended (which includes an explanatory paragraph regarding the existence of substantial doubt about Oragenics, Inc.’s ability to continue as a going concern) included in the annual Report on Form 10-K of Oragenics, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida
January 13, 2023